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Fleetwood Enterprises, Inc.
3125 Myers Street
Riverside, CA 92503-5527

Contact: Paul M. Bingham, Senior Vice President Finance (909) 351-3504 Lyle Larkin, Vice President & Treasurer (909) 351-3535


                 FLEETWOOD BOARD ADOPTS STOCKHOLDER RIGHTS PLAN,
                   ADDS TO SHARE REPURCHASE AUTHORIZATION AND
                           DECLARES REGULAR DIVIDEND

     RIVERSIDE, CA, September 15, 1998 -- Fleetwood Enterprises, Inc. (NYSE:FLE) announced today that its Board of Directors has approved the adoption of a new stockholder rights plan to replace its existing rights plan which expires in November 1998.

     The rights plan provides for the distribution to Fleetwood's stockholders of one preferred stock purchase "right" for each outstanding share of Common stock. The rights plan provides for the distribution of one Right for each share of Common stock outstanding on the November 9, 1998 record date. The rights will trade with the Company's Common stock, and will not be exercisable until the occurrence of certain takeover-related events. If a person or group acquires 15% or more of Fleetwood's Common stock, the holders of rights (other than the acquiring person or group) would, under certain circumstances, have the right to purchase additional shares of Fleetwood (or, in some cases, of the acquiring entity) at a discount to the then market price. The rights can be redeemed by the Company at any time, and will otherwise expire on September 14, 2008. The Company established the Right exercise price at $160 per Right. Further details regarding the rights plan will be provided to stockholders in a forthcoming letter.

     The rights plan is designed to enable all stockholders of Fleetwood to realize the long-term value of their investments in Fleetwood. Specifically, the rights plan is designed to deter coercive or unfair takeover tactics and to prevent an acquirer from gaining control of Fleetwood without offering a fair price to all Fleetwood's stockholders.

     At the same time, the Board reaffirmed a previous share repurchase authorization and approved an additional 2.0 million shares under the program. The Company had previously announced on August 26 the reactivation of its share repurchase program under which approximately 1.5 million shares were available for purchase from an earlier Board authorization.

     The directors also declared the Company's regular quarterly cash dividend of 18 cents per share of Common stock, payable November 10, 1998 to shareholder of records October 2, 1998.

     Fleetwood is a leading producer of manufactured housing and recreational vehicles, with manufacturing operations throughout the U.S. and in Canada.

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